Exhibit 99.01

Press Release
www.shire.com

Shire Announces Top-line Results of the PREVENT2 Trial

Philadelphia, PA – March 30th, 2012 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, today announced top-line results of the PREVENT2 trial, a phase 3 investigational study of once-daily SPD476, MMX® mesalamine in patients with a history of diverticulitis.1 The study, conducted in 10 countries worldwide including the United States, did not meet the primary endpoint in reducing the rate of recurrence of diverticulitis over a 2-year treatment period. In addition, SPD476, MMX mesalamine did not show a significant difference compared to placebo on the key secondary endpoint of the study.1

"PREVENT2, a large, well-controlled trial, provided us with important information regarding diverticulitis.” said Dr Jeffrey Jonas, Senior Vice President of Research and Development for Shire’s Specialty Pharmaceuticals and Regenerative Medicine businesses.  “We will continue to analyze these data and those of the second study, PREVENT1, which was similar in design to PREVENT2 and will report later in the year.  Although the results of the second trial are pending, it is our current intention not to pursue a regulatory filing for this indication for MMX® mesalamine.”

The objective of the PREVENT2 investigational study was to evaluate the safety and efficacy of SPD476, MMX mesalamine versus placebo in reducing the incidence of recurrent attacks of diverticulitis in patients with a history of at least one prior attack.1

The primary efficacy measure was the proportion of patients without a recurrence of diverticulitis between three doses of SPD476, MMX mesalamine and placebo at week 104. Recurrence of diverticulitis was defined as: 1) the presence of each and all of the following three items: abdominal pain, a 15% increase in white blood cell count from baseline, and bowel wall thickening (>5mm) and/or fat stranding as evidenced by spiral computerized axial tomography (CT) scan, or 2) surgical intervention for diverticular disease. The key secondary endpoint evaluated recurrence based on CT scan only.1

There were no new safety observations identified in the PREVENT2 trial.

About the PREVENT program

The PREVENT investigational program consists of two trials, PREVENT1 and PREVENT2. These are phase 3, randomized, double-blind, dose-response, stratified, placebo-controlled studies with an identical design. PREVENT2 randomized 592 subjects to receive once-daily SPD476, MMX mesalamine 1.2g, 2.4g or 4.8g, or placebo, over a period of 104 weeks.1 The PREVENT1 trial results are expected later this year.

About SPD476, MMX mesalamine2,3

SPD476, MMX mesalamine is an anti-inflammatory drug, with each delayed-release tablet containing 1.2g of 5-aminosalicylic acid (5-ASA; mesalamine). In the U.S., SPD476, MMX mesalamine is registered as Lialda® (mesalamine) and is approved for the induction of remission in patients with active, mild to moderate ulcerative colitis and for the maintenance of remission of ulcerative colitis. In Europe, it is registered as Mezavant®/Mezavant XL® and is approved for the induction of clinical and endoscopic remission in patients with mild to moderate, active ulcerative colitis and for maintenance of remission. SPD476, MMX mesalamine should be taken once daily with food.2,3

MMX is a registered trademark of Cosmo Technologies, Ltd., Ireland.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

IMPORTANT SAFETY INFORMATION

You should not take Lialda if you are allergic to salicylates (including mesalamine, aspirin, or aspirin-containing products) or to any of the ingredients of Lialda.

Reports of problems with kidney function have been associated with mesalamine-containing products like Lialda. Tell your doctor if you have or have had problems with your kidneys. It is recommended that all patients have their kidney function checked before starting Lialda and periodically while on therapy.

Products that contain mesalamine, like Lialda, have been associated with a condition that may be difficult to distinguish from an ulcerative colitis flare-up. Symptoms include cramping, stomach ache, bloody diarrhea, fever, headache, and rash. If you experience any of these symptoms, talk to your doctor immediately. Your doctor may decide to discontinue your medication.

Tell your doctor if you are allergic to sulfasalazine, as you may also be allergic to Lialda or drugs that contain or are converted to mesalamine. Some patients taking Lialda or mesalamine-containing products have reported heart-related allergic reactions, such as inflammation of the heart muscle and inflammation of the lining of the heart. Tell your doctor if you have or have had a history of myocarditis or pericarditis as this may increase your likelihood of having these types of reactions.

Reports of liver failure have been associated with mesalamine-containing products like Lialda in patients that have or have had liver disease. Tell your doctor if you have a problem with your liver.

Tell your doctor if you have a stomach blockage, as this may delay the release of medication.

In clinical trials, common side effects reported with Lialda included ulcerative colitis, headache, gas, abnormal liver function test results, and stomach ache. Inflammation of the pancreas was reported which led to discontinuation of Lialda therapy. Other side effects may occur.

Before starting Lialda, tell your doctor about all medications you are taking. Mesalamine may increase the risk of kidney problems when used with non-steroidal anti-inflammatory drugs (NSAIDs) (eg, ibuprofen, naproxen). Mesalamine may increase the risk of blood disorders when used with azathioprine and 6-mercaptopurine.

Please see Full Prescribing Information.

References

1.	DoF corresponding to PREVENT2 topline data presentation.

2.	Lialda (mesalamine delayed release tablets) Prescribing Information. Wayne, PA: Shire US, Inc; 2011.

3.	Mezavant XL, 1200mg, gastro-resistant, prolonged release tablets. Summary of Product Characteristics. Shire Pharmaceuticals Limited, 2010.

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157
Media
Jessica Mann (Corporate)	jmann@shire.com	+44 1256 894 280
Gwen Fisher (Specialty Pharma)	gfisher@shire.com	+1 484 595 9836

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder, human genetic therapies, gastrointestinal diseases and regenerative medicine as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceuticals, Human Genetic Therapies and Regenerative Medicine products, as well as the ability to secure new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.